Filed pursuant to 424(b)(5)
Registration No. 333-213227

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities described herein, and they are not soliciting an offer to buy these securities, in any state or jurisdiction where such offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated October 20, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 26, 2016)

2,700,000 Shares

DXP ENTERPRISES, INC.

Common Stock

We are offering 2,700,000 shares of our common stock. Our common stock is listed on the Nasdaq Global Select Market under the symbol “DXPE.” On October 19, 2016, the last sales price of our common stock as reported on the Nasdaq Global Select Market was $29.02 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement, beginning on page 3 of the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, or our Annual Report on Form 10-K, filed with the SEC on February 29, 2016, as well as the other information contained in such Form 10-K (which Form 10-K is incorporated by reference herein) to read about factors you should consider before making a decision to invest in our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” beginning on page S-18 for additional information regarding underwriting compensation.

We have granted the underwriters the option to purchase up to an additional 405,000 shares of common stock from us, at the public offering price, less the underwriting discounts and commissions, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2016.

Stephens Inc.

William Blair	KeyBanc Capital Markets

The date of this prospectus supplement is                     , 2016.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information provided in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we may authorize to be delivered to you or to which we have referred you. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you may only be accurate as of the respective dates thereof. You should not assume that the information in this prospectus supplement is current as of any date other than the date of this prospectus supplement, and you should not assume that the information contained in a document incorporated by reference is accurate as of any date other than the date of such document (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided), regardless of the time of delivery of this prospectus supplement or any sale of a security as our business, financial condition, results of operations and prospects may have changed since then.

We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein are part of a shelf registration statement that we filed with the Securities and Exchange Commission (“SEC”). If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should carefully read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement, before you invest. These documents contain information you should consider before making your investment decision.

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise indicated, all references in this prospectus supplement to “DXP,” “DXP Enterprises, Inc.,” the “Company,” “we,” “our,” “us,” and like terms refer collectively to DXP Enterprises, Inc. and its consolidated subsidiaries.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain or incorporate by reference, and our officers and representatives may from time to time make, statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. You are cautioned that any such forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by those forward-looking statements. These factors include, but are not limited to, the following:

•	decreased capital expenditures in the energy industry and persistent depressed energy prices, which adversely impacts our customers’ demand for our products and services;

•	direct sales from manufacturers of products to end users;

•	changes in our customer and product mix, or adverse changes to the cost of goods we sell;

•	increased shipping and third-party transportation costs;

•	the effectiveness of management’s strategies and decisions;

•	ability to refinance existing debt or comply with covenants of credit facilities;

•	general economic and business conditions, and volatility in commodity and energy prices;

•	risks associated with future acquisitions and our acquisition strategy;

•	new or modified statutory or regulatory requirements;

•	changing prices and market conditions; and

•	such other factors as discussed throughout the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus, throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, throughout Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Current Report on Form 8-K filed on September 8, 2016 and in other reports we file with the SEC from time to time.

While our forward-looking statements reflect our best judgment about future events and trends based on the information currently available to us, our results of operations can be affected by the assumptions we make or by risks and uncertainties known or unknown to us, including those described under “Risk Factors” in this prospectus supplement, in our most recent Annual Report on Form 10-K and in other reports that we file with the SEC from time to time. Because such forward-looking statements are subject to risks and uncertainties and our actual results could differ materially from those in such forward-looking statements, the factors set forth under the heading “Risk Factors” in this prospectus supplement, in our most recent Annual Report on Form 10-K and in other reports that we file with the SEC from time to time, among others, in some cases have affected, and in the future could affect, our actual results and could cause our actual results to differ materially from those expressed in any forward-looking statement made by us. Therefore, we cannot guarantee and you should not rely on the accuracy of the forward-looking statements.

All forward-looking statements included in this prospectus supplement are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement or statements. All forward-looking statements incorporated by reference into this prospectus supplement or the accompanying prospectus are made as of the date they were originally made based on information available to us on the date such statements were originally made, and we assume no obligation to update any such forward-looking statement or statements.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” commencing on page S-8 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, and our Current Report on Form 8-K filed on September 8, 2016, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, for more information about important factors you should consider before investing in our common shares in this offering.

Except as the context otherwise indicates, the information in this prospectus supplement assumes no exercise of the underwriter’s option to purchase additional shares of our common stock.

OUR COMPANY

DXP was incorporated in Texas in 1996 to be the successor to SEPCO Industries, Inc., founded in 1908. Since our predecessor company was founded, we have primarily been engaged in the business of distributing maintenance, repair and operating (MRO) products, equipment and service to industrial customers. The Company is organized into three business segments: Service Centers, Supply Chain Services (SCS) and Innovative Pumping Solutions (IPS).

The Service Centers are engaged in providing MRO products, equipment and integrated services, including technical expertise and logistics capabilities, to industrial customers with the ability to provide same day delivery. The Service Centers provide a wide range of MRO products and services in the rotating equipment, bearing, power transmission, hose, fluid power, metal working, industrial supply and safety product and service categories. Our SCS segment manages all or part of its customers’ supply chains, including procurement and inventory management. Our IPS segment provides integrated, custom pump skid packages, pump remanufacturing and manufactures branded private label pumps to meet the capital equipment needs of our global customer base. Our IPS segment provides a single source for engineering, systems design and fabrication for unique customer specifications.

Our total sales have increased from $125 million in 1996 to $1.2 billion in 2015 through a combination of internal growth and business acquisitions. At June 30, 2016 we operated from 174 locations in forty-one states in the U.S., nine provinces in Canada, Dubai and one state in Mexico, serving more than 50,000 customers engaged in a variety of industrial end markets. We have grown sales and profitability by adding additional products, services, locations and becoming customer driven experts in maintenance, repair and operating solutions.

Our principal executive office is located at 7272 Pinemont Houston, Texas 77040, and our telephone number is (713) 996-4700. Our website address on the Internet is www.dxpe.com and emails may be sent to info@dxpe.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website and such information should not be considered part of this prospectus supplement.

RECENT DEVELOPMENTS

Below is a summary of certain preliminary estimates regarding our financial results for the quarter ended September 30, 2016. As of the date of this prospectus supplement, we have not completed our financial close process for the quarter. This preliminary financial information is based upon our estimates and is subject to completion of our financial closing procedures. During the course of that process, we may identify items that would require us to make adjustments, which may be material, to the information presented below. As a result, the estimates below constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary operating results.

Moreover, this preliminary financial information has been prepared solely on the basis of information that is currently available to, and that is the responsibility of, management. Our independent registered public accounting firm has not audited or reviewed, and does not express an opinion with respect to, this information. This preliminary financial information is not a comprehensive statement of our financial results for the quarter ended September 30, 2016 and remains subject to, among other things, the completion of our financial closing.

DXP Enterprises 2016 Third Quarter Preliminary Financial Highlights:

•	Sales are anticipated to be between $228.0 million and $231.0 million for the third quarter of 2016, compared to $256.2 million for the second quarter of 2016, a decrease between 9.8 percent to 11.0 percent. Compared to sales for the third quarter of 2015 of $303.1 million, this represents a decrease of between 23.8 percent and 24.8 percent. The above comparisons include sales from Vertex, which was sold on October 3, 2016.

•	Gross profit is anticipated to be between $62.0 million and $64.0 million, for the third quarter 2016, compared to $71.6 million for the second quarter of 2016 and $85.7 million in the third quarter of 2015.

•	Net income (loss) is anticipated to be between $(500) thousand to $500 thousand for the third quarter of 2016, compared to $5.1 million for the second quarter of 2016 and $(52.4) million in the third quarter of 2015 which included a $58.9 million non-cash impairment charge.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) is anticipated to be between $11.0 million and $13.0 million for the third quarter 2016, compared to $16.3 million in the second quarter of 2016 and $11.3 million in the third quarter of 2015.

Preliminary Unaudited Financial Disclosures

The sales decline in the third quarter is mainly attributable to softness in July sales. This was driven by bookings and shipments softening around the days before and after the July 4th holiday across all three business segments. Third quarter performance reflects a departure from our recent trends, which was primarily associated with lagging sales during the month of July. August and September sales were more in line with average year-to-date monthly performance. We do expect seasonality which can be exacerbated by the upcoming holiday season, the elections, seasonal customer facility shutdowns as well as the recent sale of Vertex. We are pleased with our cost containment measures year-to-date. Free cash flow performance, cash flow from operations less capital expenditures, continues to be in line with expectations and, along with our recent announcement regarding Vertex, continues to provide DXP with resiliency.

Balance Sheet and Liquidity

We estimate cash and cash equivalents to be approximately $3.4 million as of September 30, 2016. Total debt is expected to be approximately $319.3 million as of September 30, 2016, which includes $6.2 million in net proceeds from issuance of 238,858 shares of common stock during the quarter. Compared to the second quarter, debt declined by approximately $28.4 million during the third quarter. After including the payoff of debt associated with the sale of Vertex, a non-core master distributor of industrial fasteners, announced on October 4, 2016, total debt was approximately $286.3 million as of October 14, 2016.

We have a goal of continuing to reduce the amount outstanding under our credit facility and to improve terms. While we are pleased with our debt reduction year-to-date, we intend to, from time to time, evaluate opportunistically accessing the equity or debt capital markets, selling non-core assets, and engaging in prudent liability or capital structure management transactions. Ultimate terms and the successful pursuit of these transactions will be, however, dependent in part on prevailing economic conditions and other factors, including factors beyond our control.

We currently expect that our final results will be within the ranges described above. It is possible, however, that our final results will not be within the ranges we currently estimate. We undertake no obligation to update or supplement the information provided above until we release our results of operations for the three and nine months ended September 30, 2016. Hein & Associates LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to this financial data.

Non-GAAP Financial Measures

DXP supplements reporting of net income (loss) with non-GAAP measurements, including EBITDA, Adjusted EBITDA and free cash flow. This supplemental information should not be considered in isolation or as a substitute for the unaudited GAAP measurements. Additional information regarding EBITDA referred to in this prospectus supplement is included below under “—Reconciliation of Non-GAAP Measures.”

We believe EBITDA provides additional information about: (i) operating performance, because it assists in comparing the operating performance of the business, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA performance is a component of a measure of our financial covenants under our credit facility. Furthermore, some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. We believe that some investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and results of operations, as well as assisting investors in evaluating how well the we are executing strategic initiatives.

DXP ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ thousands)

(unaudited)

	Three Months Ended September 30,
	2016		2015
	Low	High	Actual
Sales	$228,000	$231,000	$303,080

Gross Profit	$62,000	$64,000	$85,706

Net Income (loss) attributable to DXPE	$(500)	$500	$(52,435)
Interest expense; Provision for income taxes; Impairments; and Depreciation and amortization	11,500	12,500	63,713

EBITDA	$11,000	$13,000	$11,278

**	EBITDA – earnings before impairments, interest, taxes, depreciation and amortization

	Nine Months Ended September 30,
	2016		2015
	Low	High	Actual
Sales	$737,776	$740,776	$968,362

Gross Profit	$202,421	$204,421	$275,054

Net Income (loss) attributable to DXPE	$(442)	$558	$(35,617)
Interest expense; Provision for income taxes; Impairments; and Depreciation and amortization	33,470	34,470	95,969

EBITDA	$33,028	$35,028	$60,352

**	EBITDA – earnings before impairments, interest, taxes, depreciation and amortization

THE OFFERING

Issuer	DXP Enterprises, Inc.

Shares of our common stock offered	2,700,000 shares (3,105,000 shares if the underwriters exercise their option to purchase additional shares in full).

Number of shares of our common stock outstanding following this offering	17,377,089 shares (17,782,089 shares if the underwriters exercise their option to purchase additional shares in full).

Option to purchase additional shares	We have granted the underwriters the option to purchase up to an additional 405,000 shares of common shares from us for 30 days after the date of this prospectus supplement.

Use of proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $ million (or $ million if the underwriters exercise their option to purchase additional shares in full) after deducting the underwriters’ discount and commission and estimated offering expenses. We intend to use all of the net proceeds from this offering to pay down a portion of the outstanding borrowings under our credit facility. See “Use of Proceeds.”

Nasdaq Global Select Market symbol	DXPE.

Risk factors	There are risks associated with this offering and our business. You should consider carefully the risk factors on page S-8 of this prospectus supplement and the other risks identified herein or in the documents incorporated by reference herein before making a decision to purchase common shares in this offering.

The number of shares our common stock to be outstanding immediately after this offering as shown above is based on 14,677,089 shares outstanding as of October 17, 2016 and excludes 171,380 shares of our common stock issuable upon vesting of outstanding restricted stock units or exercise of outstanding stock options.

RISK FACTORS

An investment in our common stock involves risk. You should consider carefully the risks discussed below as well as those described under “Risk Factors” in the documents we have incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 and our Current Report on Form 8-K filed on September 8, 2016, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, before making a decision whether to invest in our common stock. If any of the described risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to this Offering and Our Common Stock

You may experience future dilution as a result of future equity offerings.

We are not restricted from issuing additional common stock or preferred stock, including securities that are convertible into or exchangeable for, or that represent to the right to receive, common stock or preferred stock. In future offerings, we may sell shares or other securities at a price per share that is less than the price per share paid by investors in this offering. The issuance of additional shares of common stock or securities convertible into our common stock will dilute the ownership interest of our existing common shareholders. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then-current common shareholders.

The right of shareholders to receive liquidation and dividend payments on our common stock is junior to the rights of holders of existing and future indebtedness and to any other senior securities we have outstanding or may issue in the future.

Shares of common stock are equity interests in DXP and do not constitute indebtedness. This means that the shares of common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of holders of our outstanding preferred stock. Our board of directors is authorized to issue additional classes or series of preferred stock in the future without any action on the part of our common shareholders.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur as a result of our utilization of a universal shelf registration statement, our equity distribution agreement, underwriting agreement, or otherwise could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or the market perception that we are permitted to sell a significant number of our securities would have on the market price of our common stock.

We, certain of our officers and each of our directors have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any of the shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except in certain circumstances. Stephens Inc. may, in its sole discretion, release any of these shares from these restrictions at any time without notice. See “Underwriting.”

The trading price of our common stock may be volatile.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in our periodic reports, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, commodity and energy price fluctuations, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could adversely affect our business.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $         million (or $             million if the underwriters exercise their option to purchase additional shares in full) after deducting the underwriters’ discount and commission and estimated offering expenses.

We intend to use all of the net proceeds from this offering to pay down a portion of the outstanding borrowings under our credit facility. Following such repayment, we may seek to refinance our senior secured credit facilities depending on market conditions and other factors, however, there can be no assurance that we will be able to complete a refinancing of some or all of our senior secured credit facilities on favorable terms or at all.

The Fourth Amendment to our Amended and Restated Credit Agreement, dated as of August 15, 2016 (the “Fourth Amendment”), requires mandatory prepayments in an amount equal to $30 million (including $17 million to be applied to the term loan) by December 31, 2016 and $25 million (including $14 million to be applied to the term loan) by March 31, 2017. These payments are in addition to the Company’s previously existing obligation under the credit facility to make principal payments on the last business day of each fiscal quarter in an amount of $12.5 million per quarter for the fiscal quarter periods ending September 30, 2016 through and including December 31, 2016, and $15.625 million per quarter for the fiscal quarter periods ending March 31, 2017 through March 31, 2018. Our credit facility expires on March 31, 2018.

We used the proceeds of our sale of our master distribution business of industrial fasteners, Vertex Corporate Holdings, Inc. and its subsidiaries, on October 3, 2016 to satisfy the additional mandatory principal prepayment of $30 million that is required before December 31, 2016. At October 14, 2016, $162.0 million of principal was outstanding on our revolving line of credit and the term loan component of our credit facility was $120.5 million of principal, for a total of $282.5 million of principal outstanding at a weighted average interest rate of approximately 5.53%.

DIVIDEND POLICY

We anticipate that future earnings will be retained to finance the continuing development of our business. In addition, our bank credit facility prohibits us from declaring or paying any cash dividends or other distributions on our capital stock except for preferred dividends on our Series B convertible preferred stock, up to a maximum aggregate amount of $90,000 per year. Accordingly, we do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, the success of our business activities, regulatory and capital requirements, our lenders, our general financial condition and general business conditions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale of our common stock offered hereby and the application of estimated net proceeds (assuming no exercise of the underwriters’ option to purchase additional shares) as described in “Use of Proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds” included elsewhere in this prospectus supplement and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the accompanying notes in our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2016, which are incorporated by reference into this prospectus supplement.

	As of June 30, 2016
(in thousands)	Actual	As adjusted
Cash and cash equivalents	$1,087	$

Long term indebtedness	$347,132	$

Equity:
Series A preferred stock, 1/10th vote per share; $1.00 par value; liquidation preference of $100 per share ($112 at June 30, 2016) 1,000,000 shares authorized; 1,122 shares issued and outstanding	1		1
Series B convertible preferred stock, 1/10th vote per share; $1.00 par value; $100 stated value; liquidation preference of $100 per share; ($1,500 at June 30, 2016); 1,000,000 shares authorized; 15,000 shares issued and outstanding	15		15
Common stock, par value $0.01; 100,000,000 shares authorized; 14,655,356 shares issued and 14,512,465 outstanding (actual) and 17,155,356 shares issued and 17,012,465 outstanding (as adjusted)	146
Additional paid in capital	104,516
Retained earnings	109,796
Accumulated other comprehensive loss	(10,230)

Treasury stock, at cost (142,900 shares)	(6,528)		(6,528)

Total DXP Enterprises, Inc. Equity	197,716

Noncontrolling interest	1,456

Total equity	199,172

Total capitalization	$547,391	$

MARKET PRICE OF COMMON STOCK

Our common stock trades on the Nasdaq Global Select Market under the symbol “DXPE.” The range of high and low sales prices per share of common stock as reported by the Nasdaq Global Select Market are set in the following table for the periods indicated:

	Share Price Trading Range
	High	Low
2016:
Fourth Quarter (through October 19, 2016)	$30.05	$26.36
Third Quarter	31.34	14.63
Second Quarter	23.21	12.67
First Quarter	23.69	$13.04
2015:
Fourth Quarter	$34.49	$22.33
Third Quarter	46.88	25.80
Second Quarter	49.06	39.78
First Quarter	$51.20	$38.94
2014:
Fourth Quarter	75.51	44.27
Third Quarter	83.17	68.90
Second Quarter	115.18	64.01
First Quarter	$115.50	$90.19

As of October 17, 2016, there were 405 holders of record of our common stock, four holders of Series A Preferred Stock and three holders of Series B Convertible Preferred Stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

The following discussion summarizes certain material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock by certain “non-U.S. holders” (as defined below). This discussion only applies to non-U.S. holders who purchase and hold our common stock as a capital asset for U.S. federal income tax purposes (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is not for U.S. federal income tax purposes any of the following:

•	an entity or arrangement treated as a partnership;

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons as defined under the Code (as defined below) have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a United States person as defined under the Code.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” and Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income consequences applicable to a non-U.S. holder who is subject to special treatment under U.S. federal income tax laws (including, but not limited to, a bank or financial institution, a broker, a dealer in securities, a U.S. expatriate or former citizen or former long-term resident of the United States, a “controlled foreign corporation,” a “passive foreign investment company,” a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity for U.S. federal income tax purposes or an investor in a pass-through entity for U.S. federal income tax purposes, a tax-exempt organization or an insurance company or a person holding our common stock as part of a hedging or conversion transaction or straddle). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner of that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR COMMON STOCK. IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS.

Distributions on common stock

In general, if distributions are made to non-U.S. holders with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code, and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s basis in the common stock and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “—Disposition of common stock.” Any distribution described in this paragraph would also be subject to the discussion below under “—Additional withholding and reporting requirements under FATCA.”

Dividends paid to a non-U.S. holder will generally be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty.

However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends will generally be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a non-U.S. holder that is a corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete Internal Revenue Service Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such non-U.S. holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Disposition of common stock

Any gain realized by a non-U.S. holder on the disposition of our common stock will generally not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a United States real property holding corporation, or a “USRPHC,” for U.S. federal income tax purposes, at any time within the shorter of the five-year period preceding the disposition and such non-U.S. holder’s holding period with respect to the applicable shares of our common stock (the “relevant period”) and, if shares of our common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such non-U.S. holder owns directly or is deemed to own pursuant to attribution rules more than 5% of shares of our common stock at any time during the relevant period. We believe we are not, and do not expect to become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business.

A non-U.S. holder described in the first bullet point above will generally be subject to tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation for U.S. federal income tax purposes, may be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and the branch profits tax will not apply.

Information reporting and backup withholding

We generally must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is not a United States person as defined under the Code, or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code, or that the conditions of any other exemption are not, in fact, satisfied).

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received by a non-U.S. holder from the disposition of our common stock, unless the non-U.S. holder certifies under penalty of perjury that it is not a United States person as defined under the Code, or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code, or that the conditions of any other exemption are not, in fact, satisfied).

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional withholding and reporting requirements under FATCA

Subject to certain exceptions, the Foreign Account Tax Compliance Act, or “FATCA,” generally imposes a withholding tax of 30% on (a) dividends paid with respect to our common stock and (b) the gross proceeds from the disposition of our common stock occurring after December 31, 2018, in each case paid to a “foreign financial institution” (as specifically defined under these rules) (regardless of whether the foreign financial institution holds such common stock for its own account or as an intermediary), unless such institution (i) enters into an agreement with the U.S. government and complies with such agreement or (ii) registers with the Internal

Revenue Services and complies with an applicable intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) or any foreign law implementing an applicable IGA, in either case to, among other things, collect and provide to the United States or other relevant tax authorities certain information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners).

In addition, subject to certain exceptions, FATCA also generally imposes a withholding tax of 30% on (a) dividends paid with respect to our common stock and (b) the gross proceeds from the disposition of our common stock occurring after December 31, 2018, in each case paid to a “non-financial foreign entity” (as specifically defined under these rules), unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or provides information to the withholding agent identifying the substantial U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes.

Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their ownership and disposition of our common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Stephens Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Stephens Inc.
William Blair & Company, L.L.C.
KeyBanc Capital Markets Inc.

Total:	2,700,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 405,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 405,000 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $300,000. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $15,000.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “DXPE.”

The company and certain of its officers and each of its directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of the representative. This agreement does not apply to any shares to be sold pursuant to employee or director equity, incentive, or stock option plans existing as of the date of the underwriting agreement.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, subject to certain specified exceptions.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the

underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of the shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Market Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Market Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for this document. The shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) and, accordingly, the shares have not been and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the securities that may be offered by this prospectus will be passed upon for us by Norton Rose Fulbright US LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

The audited consolidated financial statements and management’s assertion of the effectiveness of internal control over financial reporting of DXP Enterprises, Inc. and subsidiaries as of December 31, 2015 and 2014 and for the two years ended December 31, 2015, incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of DXP Enterprises, Inc. for the fiscal year ended December 31, 2013, incorporated by reference herein have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report, incorporated by reference herein, and are incorporated by reference in reliance upon that report given on the authority of Hein & Associates LLP as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus supplement), prior to the termination of this offering.

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016.

•	Our Quarterly Reports on Form 10-Q for our quarterly periods ended March 31, 2016 and June 30, 2016, filed with the SEC on May 13, 2016 and August 15, 2016, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on May 24, 2016, June 20, 2016, July 11, 2016, two reports on September 8, 2016 and October 4, 2016.

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 9, 1996.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference in such documents). Requests for such copies should be directed to:

DXP Enterprises, Inc.

7272 Pinemont Drive

Houston, Texas 77040

(713) 996-4700

Attention: Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the securities offered by this prospectus supplement. The registration statement, including the exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus supplement some information included in the registration statement.

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov. Our website address is http://www.dxpe.com.

Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information on our website to be a part of this prospectus supplement or the accompanying prospectus.

We furnish holders of our common stock with annual reports containing financial statements audited by our independent auditors in accordance with generally accepted accounting principles following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus supplement of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

PROSPECTUS

DXP Enterprises, Inc.

$100,000,000

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Warrants

This prospectus will allow us to issue up to an aggregate of $100,000,000 of our senior debt securities, subordinated debt securities, common stock, $0.01 par value, preferred stock, $1.00 par value, and warrants from time to time at prices and on terms to be determined at or prior to the time of the offering. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities. The specific terms of any securities and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering.

We encourage you to carefully read this prospectus and any prospectus supplement before you invest in our securities. We also encourage you to read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of our securities unless accompanied by a prospectus supplement.

Our common stock is traded on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “DXPE.” On August 17, 2016, the last reported sale price of our common stock on NASDAQ was $29.99.

We urge you to carefully review and consider the information under the heading “Risk Factors” on page 3 of this prospectus and in the applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

As used in this prospectus, the terms “DXP,” “Company,” “we,” “our,” “ours” and “us” refer to DXP Enterprises, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

DXP ENTERPRISES, INC.

DXP was incorporated in Texas in 1996 to be the successor to SEPCO Industries, Inc., founded in 1908. Since our predecessor company was founded, we have primarily been engaged in the business of distributing maintenance, repair and operating (“MRO”) products, equipment and service to industrial customers. The Company is organized into three segments: Service Centers, Innovative Pumping Solutions and Supply Chain Services.

The Service Centers are engaged in providing MRO products, equipment and integrated services, including technical expertise and logistics capabilities, to industrial customers with the ability to provide same day delivery. We offer our customers a single source of supply on an efficient and competitive basis by being a first-tier distributor that can purchase products directly from manufacturers. As a first-tier distributor, we are able to reduce our customers’ costs and improve efficiencies in the supply chain. We offer a wide range of industrial MRO products, equipment and integrated services through a continuum of customized and efficient MRO solutions. We also provide services such as field safety supervision, in-house and field repair and predictive maintenance. DXP Service Centers provide a wide range of MRO products in the rotating equipment, bearing, power transmission, hose, fluid power, metal working, industrial supply and safety product and service categories.

DXP’s Supply Chain Services (SCS) segment manages all or part of its customers’ supply chains, including procurement and inventory management. The SCS segment enters into long-term contracts with its customers that can be cancelled on little or no notice under certain circumstances. The SCS segment provides fully outsourced MRO solutions for sourcing MRO products including, but not limited to, the following: inventory optimization and management; store room management; transaction consolidation and control; vendor oversight and procurement cost optimization; productivity improvement services; and customized reporting. Our mission is to help our customers become more competitive by reducing their indirect material costs and order cycle time by increasing productivity and by creating enterprise-wide inventory and procurement visibility and control. DXP has developed assessment tools and master plan templates aimed at taking cost out of supply chain processes, streamlining operations and boosting productivity. This multi-faceted approach allows us to manage the entire MRO products channel for maximum efficiency and optimal control, which ultimately provides our customers with a low-cost solution. DXP takes a consultative approach to determine the strengths and opportunities for improvement within a customer’s MRO products supply chain. This assessment determines if and how we can best streamline operations, drive value within the procurement process, and increase control in storeroom management. Decades of supply chain inventory management experience and comprehensive research, as well as a thorough understanding of our customers’ businesses and industries have allowed us to design standardized programs that are flexible enough to be fully adaptable to address our customers’ unique MRO products supply chain challenges.

DXP’s Innovative Pumping Solutions® (IPS) segment provides integrated, custom pump skid packages, pump remanufacturing and manufactures branded private label pumps to meet the capital equipment needs of our global customer base. Our IPS segment provides a single-source for engineering, systems design and fabrication for unique customer specifications. Our sales of integrated pump packages, remanufactured pumps or branded private label pumps are generally derived from customer purchase orders containing the customers’ unique specifications. Sales are directly solicited from customers by our dedicated sales force. DXP’s engineering staff can design a complete custom pump package to meet our customers’ project specifications. Drafting programs such as Solidworks® and AutoCAD® allow our engineering team to verify the design and layout of packages with our customers prior to the start of fabrication. Finite Elemental Analysis programs such as Cosmos Professional® are used to design the package to meet all normal and future loads and forces. This process helps maximize the pump packages’ life and minimizes any impact to the environment. With over 100 years of fabrication experience, DXP has acquired the technical expertise to ensure that our pumps and pump packages are built to meet the highest standards. DXP utilizes manufacturer authorized equipment and manufacturer certified personnel. Pump packages require MRO products and original equipment manufacturers’ (OEM)

equipment such as pumps, motors and valves, and consumable products, such as welding supplies. DXP leverages its MRO product inventories and breadth of authorized products to lower the total cost and maintain the quality of our pump packages.

Our principal executive office is located at 7272 Pinemont Houston, Texas 77040, and our telephone number is (713) 996-4700. Our website address on the Internet is www.dxpe.com. Information contained on our website is not incorporated by reference in this prospectus and you should not consider information contained on our website as part of this prospectus.

RISK FACTORS

An investment in our securities involves risks. We urge you to carefully consider all of the information contained in or incorporated by reference in this prospectus and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Incorporation of Certain Information by Reference,” including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and the discussion of risk factors under “Risk Factors” in those reports. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

Potential Anti-Takeover Effects

Our Restated Articles of Incorporation, as amended, allow our Board of Directors to issue shares of preferred stock without shareholder approval on such terms as the Board of Directors may determine. The rights of all the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Our Restated Articles of Incorporation, as amended, also do not allow cumulative voting in the election of directors. In addition, Sections 21.606 of the Texas Business Organizations Code (“TBOC”) imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations such as the Company and shareholders who beneficially own, or have beneficially owned during the preceding three-year period, 20% or more of the corporation’s voting stock unless (i) the transaction or the acquisition of shares by the affiliated shareholder is approved by the board of directors of the corporation prior to the shareholder acquiring such 20% ownership or (ii) the business combination is approved, by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the issuing public corporation not beneficially owned by the shareholder, at a meeting of shareholders called for that purpose not less than six months after the affiliated shareholder’s share acquisition date. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock and Indemnification of Officers and Directors.”

Limitation on Ability to Pay Dividends

We anticipate that future earnings will be retained to finance the continuing development of our business. In addition, our bank credit facility prohibits us from declaring or paying any cash dividends or other distributions on our capital stock except for preferred dividends on our Series B convertible preferred stock, up to a maximum aggregate amount of $90,000 per year. Accordingly, we do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, the success of our business activities, regulatory and capital requirements, our lenders, our general financial condition and general business conditions.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and therein contain or incorporate by reference, and our officers and representatives may from time to time make, statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,”

“estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. You are cautioned that any such forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by those forward-looking statements. These factors include, but are not limited to, the following:

•	decreased capital expenditures in the energy industry, which adversely impacts our customers’ demand for our products and services;

•	direct sales from manufacturers of products to end users;

•	changes in our customer and product mix, or adverse changes to the cost of goods we sell;

•	increased shipping and third-party transportation costs;

•	the effectiveness of management’s strategies and decisions;

•	ability to refinance existing debt or comply with covenants of credit facilities;

•	general economic and business conditions, and volatility in commodity and energy prices;

•	risks associated with future acquisitions and our acquisition strategy;

•	new or modified statutory or regulatory requirements;

•	changing prices and market conditions; and

•	such other factors as discussed throughout the “Risk Factors” sections of this prospectus, throughout the Management’s Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors Sections of our Annual Report on Form 10-K for the most recent fiscal year, and in other reports that we file with the SEC from time to time.

While our forward-looking statements reflect our best judgment about future events and trends based on the information currently available to us, our results of operations can be affected by the assumptions we make or by risks and uncertainties known or unknown to us, including those described under “Risk Factors” in this prospectus, in our Annual Report on Form 10-K for the most recent fiscal year and other reports that we file with the SEC from time to time. Because such forward-looking statements are subject to risks and uncertainties and our actual results could differ materially from those in such forward-looking statements, the factors set forth under the heading “Risk Factors” in this prospectus and in our most recent Annual Report on Form 10-K and other reports that we file with the SEC from time to time, among others, in some cases have affected, and in the future could affect, our actual results and could cause our actual results to differ materially from those expressed in any forward-looking statement made by us. Therefore, we cannot guarantee and you should not rely on the accuracy of the forward-looking statements.

All forward-looking statements included in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement or statements. All forward-looking statements incorporated by reference into this prospectus are made as of the date they were originally made based on information available to us on the date such statements were originally made, and we assume no obligation to update any such forward-looking statement or statements.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, which may include capital expenditures, working capital, acquisitions, repayment or refinancing of indebtedness, investments in our subsidiaries or repurchasing or redeeming our securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

We have computed the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends for each of the following periods on a consolidated basis. You should read the following ratios in conjunction with our consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus.

	Six Months Ended		Year Ended December 31,
	June 30, 2016		2015		2014		2013	2012	2011
Ratio of Earnings to Fixed Charges	0.97x	(1)	(0.78	)x(3)	(0.08	)x(5)	7.11x	7.98x	7.31x
Ratio of Earnings to Combined Fixed Charges and Preference Dividends	0.96x	(2)	(0.78	)x(4)	(0.08	)x(6)	7.04x	7.88x	7.18x

(1)	The ratio of earnings to fixed charges was less than 1:1 for the six months ended June 30, 2016. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $12.4 million of earnings in the six months ended June 30, 2016.
(2)	The ratio of earnings to combined fixed charges and preference dividends was less than 1:1 for the six months ended June 30, 2016. In order to achieve a ratio of earnings to combined fixed charges and preference dividends of 1:1, we would have had to generate an additional $12.5 million of earnings in the six months ended June 30, 2016.
(3)	The ratio of earnings to fixed charges was less than 1:1 for the fiscal year ended December 31, 2015. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $60.7 million of earnings in the fiscal year ended December 31, 2015.
(4)	The ratio of earnings to combined fixed charges and preference dividends was less than 1:1 for the fiscal year ended December 31, 2015. In order to achieve a ratio of earnings to combined fixed charges and preference dividends of 1:1, we would have had to generate an additional $60.9 million of earnings in the fiscal year ended December 31, 2015.
(5)	The ratio of earnings to fixed charges was less than 1:1 for the fiscal year ended December 31, 2014. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $49.1 million of earnings in the fiscal year ended December 31, 2015.
(6)	The ratio of earnings to combined fixed charges and preference dividends was less than 1:1 for the fiscal year ended December 31, 2014. In order to achieve a ratio of earnings to combined fixed charges and preference dividends of 1:1, we would have had to generate an additional $49.3 million of earnings in the fiscal year ended December 31, 2014.

PLAN OF DISTRIBUTION

We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time as follows:

•	directly to purchasers;

•	through agents;

•	through underwriters;

•	through dealers; and

•	through any other method permitted by applicable law.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase our securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”). We will name the agents involved in the offer or sale of our securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements (which may be entered into with us) to indemnification by us against specific liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of our securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of our securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize a dealer in the sale of our securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then-prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of any agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of any such agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Other terms, and the particular terms of a specific series of debt securities (which differ from the terms described below), will be described in the prospectus supplement relating to that series. The debt securities will be senior debt securities or subordinated debt securities. The senior debt securities will be issued under an indenture (the “Senior Indenture”) to be entered into among us and a trustee named in the applicable prospectus supplement, as trustee (the “Senior Trustee”), and the subordinated debt securities will be issued under a separate indenture (the “Subordinated Indenture”) to be entered into among us and a trustee to be named in the applicable prospectus supplement, as trustee (the “Subordinated Trustee”). The term “Trustee” used in this prospectus shall refer to the Senior Trustee or the Subordinated Trustee, as appropriate. The Senior Indenture and the Subordinated Indenture are sometimes collectively referred to herein as the “Indentures” and individually as “Indenture.” The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”), and may be supplemented from time to time following execution. Capitalized terms used in this section and not otherwise defined in this section will have the respective meanings assigned to them in the Indentures.

General

The debt securities will be our direct obligations. The prospectus supplement relating to a particular issue of debt securities will describe the terms of those debt securities and the related Indenture, which may include (without limitation) the following:

•	the title and series of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which the debt securities will be issued;

•	the maturity date or dates, or the method of determining the maturity date or dates, of the debt securities;

•	the interest rate or rates (which may be fixed, variable or a combination thereof) per annum of the debt securities or the method of determining the interest rate or rates of the debt securities;

•	if applicable, the date or dates from which interest on the debt securities will accrue or the method or methods by which the date or dates are to be determined, the interest payment dates, the date or dates on which payment of interest will commence and the regular record dates for any interest payable on such interest payment dates;

•	if applicable, the date after which and the price or prices at which the debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or at the option of the holders of the debt securities and the other detailed terms and provisions of such optional redemption;

•	the extent to which any of the debt securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for the global debt security and any additional information related to the global debt securities;

•	the denomination or denominations of debt securities;

•	whether the debt securities will be issued in registered or bearer form or both and, if in bearer form, the related terms and conditions and any limitations on issuance of such bearer debt securities (including exchange for registered debt securities of the same series);

•	information with respect to book-entry procedures;

•	whether any of the debt securities will be issued as original issue discount securities;

•	each office or agency where, subject to the terms of the Indenture, the debt securities may be presented for registration of transfer or exchange;

•	if other than the U.S. dollar, the currencies or currency units in which the debt securities are issued and in which the principal of, premium and interest, if any, on, and additional amounts, if any, in respect of the debt securities will be payable;

•	if other than the Trustee, the identity of each security registrar, paying agent and authenticating agent; and

•	any other terms of the debt securities.

Covenants

Under the Indentures, we have agreed to:

•	pay the principal of, interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium;

•	deliver a certificate to the trustee at the end of each fiscal year reviewing our obligations under the Indentures; and

•	preserve and keep in full force and effect our existence, rights and franchises.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, each of the following events will be an Event of Default under an Indenture with respect to any series of debt securities issued under that Indenture:

•	failure to pay principal of (or premium, if any, on) any debt security of the series when due;

•	failure to deposit a sinking fund payment or any other such analogous required payment, if any, when due by the terms of a debt security of the series;

•	failure to pay any interest on any debt security of the series when due, continued for 30 days;

•	failure to perform or comply with any covenant in the applicable Indenture or related supplemental indenture, continued for 90 days after written notice as provided in the Indenture;

•	certain events in bankruptcy, insolvency or reorganization affecting us; and

•	any other Event of Default set forth in the applicable Indenture or supplemental indenture relating to the debt securities of that series.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture. The applicable Trustee may withhold notice to the holders of a series of debt securities of any default, except payment defaults on those debt securities, if it considers such withholding to be in the interest of the holders.

If an Event of Default occurs and is continuing, then the applicable Trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series may declare the entire principal amount of the debt securities of that series to be due and payable immediately; provided, however, that the holders of a majority of the aggregate principal amount of the debt securities of that series may, under certain circumstances, void the declaration.

Subject to provisions in each Indenture relating to its duties in case an Event of Default shall have occurred and be continuing, no Trustee will be under an obligation to exercise any of its rights or powers under that Indenture at the request or direction of any holders of debt securities then outstanding under that Indenture, unless such holders shall have offered to the applicable Trustee reasonable indemnity. In general, such reasonable indemnity is provided, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any power conferred on the applicable Trustee for any series of debt securities.

Defeasance

When we use the term “defeasance,” we mean a discharge from some or all of our obligations under the applicable Indenture. We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance or to be released from covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the applicable trustee sufficient cash or government securities to pay the principal, any interest or premium and any other sums due on the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the applicable Indenture, except for certain obligations, including obligations to register the transfer or exchange of debt securities, to replace lost, stolen or mutilated debt securities, to pay principal and any premium or interest on the originally-stated due dates and certain other obligations set forth in the Indenture.

We may discharge our obligations under the Indentures or be released from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the trustee an opinion of our legal counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service or a change in U.S. federal income tax law since the date of the Indenture. No Event of Default with respect to the debt securities discharged shall have occurred or be continuing on the date of the deposit in furtherance of defeasance.

Subordination

Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally as money borrowed, including guarantees, by us or, if applicable to any series of outstanding debt securities, by our subsidiaries and guaranteed by us that is not expressly subordinate or junior in right of payment to any of our or, if applicable, any of our subsidiary’s other indebtedness. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture, the related supplemental indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and, if applicable, that of any of our subsidiaries that is designated as “Senior Indebtedness” with respect to the series. Under any Subordinated Indenture, payment of the principal, interest and premium, if any, on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness. The Subordinated Indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving us or our property until payment in full of the Senior Indebtedness; or

•	we fail to pay the principal, interest, premium, if any, or any other amounts on any Senior Indebtedness when due or during the continuance of certain defaults on any Senior Indebtedness unless such payments are approved by the representatives of all forms of the Senior Indebtedness.

•	Any Subordinated Indenture will not limit the amount of Senior Indebtedness that we may incur.

No Personal Liability of Officers, Directors, Employees or Stockholders

No director, officer, employee or stockholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under any Indenture or the debt securities by reason of his, her or its status as such.

DESCRIPTION OF CAPITAL STOCK

AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following is a description of our capital stock and a summary of the rights of our stockholders and provisions pertaining to indemnification of our directors and officers. You should also refer to our Restated Articles of Incorporation, as amended, and our Bylaws, which are incorporated by reference in this prospectus, and to Texas law.

General

The Company has an authorized capitalization of 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $1.00 par value, of which 1,000,000 shares have been designated Series A Preferred Stock and 1,000,000 shares have been designated Series B Convertible Preferred Stock. We have reserved a total of (i) 500,000 shares of our common stock for grants of options and restricted stock awards under our stock plans and (ii) 840,000 shares of our common stock for conversion of Series B Convertible Preferred Stock. As of August 17, 2016, there were 14,609,743 shares of common stock, 1,122 shares of Series A Preferred Stock and 15,000 shares of Series B Convertible Preferred Stock outstanding. As of such date, there were 406 holders of record of common stock, four holders of Series A Preferred Stock and three holders of Series B Convertible Preferred Stock.

Common Stock

Dividends. The holders of shares of Series B Convertible Preferred Stock are entitled to dividends before the payment of any dividends to holders of shares of common stock. The holders of shares of common stock have no right or preference to the holders of shares of any other class of capital stock of the Company in respect of the declaration or payment of any dividends or distributions by the Company. Subject to the preferential rights of any holders of any outstanding series of preferred stock, the holders of shares of common stock shall be entitled to equally receive any dividends or distributions if and when declared by the Board of Directors out of any funds legally available for that purpose.

Liquidation, Dissolution or Winding Up. Subject to the required cash payments to the Series A Preferred Stock and the Series B Convertible Preferred Stock and the prior rights of any other series of preferred stock then outstanding, after payment of liabilities the remainder of the assets of the Company, if any, shall be divided and distributed ratably among the holders of the Series B Convertible Preferred Stock and the common stock.

Redemption. No shares of common stock are callable or redeemable by the Company.

Conversion. No holder of common stock has the right to convert or exchange any such shares with or into any other shares of capital stock of the Company.

Voting. Each share of common stock entitles the holder thereof to one vote, in person or by proxy, at any and all meetings of the shareholders of the Company on all propositions presented to the shareholders generally. Except as specifically provided in the TBOC or in the Company’s Restated Articles of Incorporation, as amended, or Bylaws, the affirmative vote required for stockholder action shall be that of holders of a majority of the shares entitled to vote and represented at a meeting at which a quorum is present. Voting is non-cumulative.

Preemptive Rights. No holder of any security of the Company is entitled to preemptive rights.

Preferred Stock

The following description of the terms of the preferred stock sets forth the material terms and provisions of the preferred stock to which any prospectus supplement may relate. Other terms of any series of the preferred stock offered by any prospectus supplement will be described in that prospectus supplement. The description of the provisions of the preferred stock set forth below and in any prospectus supplement is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended, relating to each series of the preferred stock.

Our Series A Preferred Stock has a liquidation cash payment right of $100 prior to any distribution of assets available for distribution to any other shareholder. It has no dividend preference, conversion right or mandatory redemption features. Holders of our Series A Preferred Stock are entitled to 1/10 of a vote for each share on all matters submitted to a stockholder vote.

Our Series B Preferred Stock has, subject to the Series A Preferred Stock liquidation cash payment right, a liquidation cash payment right of $100 prior to any distribution of assets available for distribution to any other shareholder and thereafter has the right to share ratably in all assets remaining after payment of liabilities and the satisfaction of the liquidation preferences of any other outstanding shares of preferred stock. Our Series B Preferred Stock also has the right to receive dividends out of any funds available for that purpose at the rate of 6% per annum of the stated value of such Series B Preferred Stock. The Company, at its option, may redeem the Series B Preferred Stock, in whole or in part, five years from its date of issuance. However, no shares of Series B Preferred Stock may be redeemed unless all accrued dividends on all outstanding shares of Series B Preferred Stock shares have been paid for all past dividend periods and full dividends for the current period, except those to be redeemed, have been paid or declared and set apart for payment. Each share of Series B Preferred Stock is convertible at any time prior to redemption, at the holder’s option, into 28 shares of common stock. Holders of our Series B Preferred Stock are entitled to 1/10 of a vote for each share on all matters submitted to a stockholder vote.

The preferred stock may be issued from time to time by our Board of Directors as shares of one or more series. Subject to the provisions of our Restated Articles of Incorporation, as amended, and limitations prescribed by law, our Board of Directors is expressly authorized to adopt resolutions to issue the shares, fix the number of shares, change the number of shares constituting any series and provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any action or vote by the holders of common stock.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered by the prospectus supplement for specific terms, including:

•	the designation and stated value per share of such preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate or method of calculation, the dates on which dividends shall be payable, the form of dividend payment and the dates from which dividends shall begin to accumulate, if any;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The preferred stock will, when issued, be fully paid and non-assessable and will have no preemptive rights. The rights of the holders of each series of the preferred stock will be subordinate to the rights of our general creditors.

Certain Anti-Takeover Effects of Certain Provisions of the Company’s Restated Articles of Incorporation, Bylaws and the Texas Business Organizations Code

The Company’s Restated Articles of Incorporation, as amended, and Bylaws contain certain provisions that could make the acquisition of the Company by means of a tender or exchange offer, a proxy contest or otherwise more difficult. The description of such provisions, set forth below, is intended only as a summary and is qualified in its entirety by reference to the Restated Articles of Incorporation, as amended, and Bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Preferred Stock. The Restated Articles of Incorporation, as amended, authorize the Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series. The Company believes that the ability of the Board of Directors to issue one or more series of preferred stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by the Company’s shareholders, unless such action is required by the Restated Articles of Incorporation, as amended, applicable laws or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded.

Although the Board of Directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror otherwise would be able to change the composition of the Board of Directors, including a tender or exchange offer or other transaction that some or a majority of the Company’s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

Special Meeting of Shareholders. The Bylaws provide that special meetings of shareholders may be called by the President or the Chairman of the Board of Directors and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors or at the request in writing of shareholders owning 30% of the capital stock of the Company issued and outstanding and entitled to vote. Such provisions, together with the other anti-takeover provisions described herein, could also have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of the Company.

Texas Anti-Takeover Law. Section 21.606 of the TBOC imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliated shareholders. In particular, Section 21.606 prohibits certain mergers, sales of assets, reclassifications and other transactions (defined as business combinations) between a shareholder beneficially owning 20% or more of the outstanding stock of a Texas public corporation (such shareholder being defined as an affiliated shareholder) for a period of three years following the date the shareholder acquired the shares representing 20% or more of the corporation’s voting power unless two-thirds of the unaffiliated shareholders approve the transaction at a meeting held for that purpose no earlier than six months after the shareholder acquires that ownership. The provisions requiring such a vote of shareholders do not apply to a transaction with an affiliated shareholder if such transaction or the purchase of shares by the affiliated shareholder is approved by the board of directors before the affiliated shareholder acquires beneficial ownership of 20% of the shares. Section 21.607 contains a provision that allows a corporation to elect out of the statute by an amendment to its articles of incorporation or bylaws. Section 21.606 could have the effect of delaying, deferring or preventing a change in control of the Company.

Indemnification of Directors and Officers

Section 8.101 of the TBOC provides that a corporation may indemnify any director or officer who was, is or is threatened to be named as a defendant or respondent in a proceeding because he or she is or was a director or officer, provided that the director or officer (i) conducted himself or herself in good faith, (ii) reasonably believed (a) in the case of conduct in his or her official capacity, that his or her conduct was in the corporation’s best interests or (b) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if such person is found liable to the corporation or if such person is found liable on the basis that he or she improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he or she is named a defendant or respondent because he or she is or was a director or officer if he or she is wholly successful in the defense of the proceeding.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the corporation would have the power to indemnify such person against that liability under Section 8.101 of the TBOC.

The Company’s Restated Articles of Incorporation, as amended, and Bylaws provide for indemnification of its officers and directors and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the TBOC. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Company’s Bylaws.

The above discussion of the TBOC, the Company’s Restated Articles of Incorporation, as amended, and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statute, the Restated Articles of Incorporation, as amended, and Bylaws, respectively.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our senior debt securities, subordinated debt securities, common stock or preferred stock. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. That warrant agreement, together with the terms of the warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the terms of any series of warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the anti-dilution provisions of such warrants;

•	if applicable, the redemption or call provisions of such warrants;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Until they exercise their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon exercise, and will not be entitled to:

•	receive payments of principal of (or premium, if any, on) or interest, if any, on any debt securities purchasable upon exercise;

•	receive dividend payments, if any, with respect to any underlying securities; or

•	exercise the voting rights of any common stock or preferred stock purchasable upon exercise.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Norton Rose Fulbright US LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The audited consolidated financial statements and management’s assertion of the effectiveness of internal control over financial reporting of DXP Enterprises, Inc. and subsidiaries as of December 31, 2015 and 2014 and for the two years ended December 31, 2015, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of DXP Enterprises, Inc. for the fiscal years ended December 31, 2013, incorporated by reference herein have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report, incorporated by reference herein, and are incorporated by reference in reliance upon that report given on the authority of Hein & Associates LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which is included in the registration statement, does not contain all of the information in the registration statement. For further information regarding the Company and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov. Our Internet website address is http://www.dxpe.com.

We furnish holders of our common stock with annual reports containing financial statements audited by our independent auditors in accordance with generally accepted accounting principles following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”).

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the applicable offering under this prospectus and any prospectus supplement is terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016.

•	Our Quarterly Reports on Form 10-Q for our quarterly periods ended March 31, 2016 and June 30, 2016, filed with the SEC on May 13, 2016 and August 15, 2016, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on May 24, 2016; June 20, 2016; and July 11, 2016.

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 9, 1996.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference in such documents). Requests for such copies should be directed to:

DXP Enterprises, Inc.

7272 Pinemont Drive

Houston, Texas 77040

(713) 996-4700

Attention: Corporate Secretary

2,700,000 Shares

DXP ENTERPRISES, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Stephens Inc.

William Blair	KeyBanc Capital Markets

                    , 2016